Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

FDA’S METABOLIC DIVISION DEEMS REPROS PHASE II PROTOCOL ADEQUATE FOR EXPLORING THE EFFECTS OF ANDROXAL® ON BLOOD GLUCOSE
Company believes clear clinical path for Androxal established pending successful completion of Phase II study

THE WOODLANDS, Texas – March 31, 2010 – Repros Therapeutics Inc. (NasdaqCM:RPRX) today announced that the Company is sending a reply to the FDA’s Division of Metabolism and Endocrinology Products following the Company’s receipt of FDA’s comments on the proposed Phase II study of Androxal® (enclomiphene) in the treatment of Type II diabetes under Repros' open IND. On February 2, 2010 the Company announced that Repros received confirmation from the Agency that the new IND is effective.

Recently the Company received suggestions from the FDA regarding the conduct of the proposed study in which the FDA noted, “The study appears adequate for exploring the effect of enclomiphene on blood glucose in the specified population.”  They recommended that the study be increased from 20 subjects per arm (60 total) to 40-50 subjects per arm, the number usually used to study oral anti-diabetic medications. They noted that the larger numbers will improve the power of the study to confidently select dosing for Phase III trials if the Phase II study is successful. The efficacy endpoints were acceptable to the Agency.

Unlike discussions with the Division of Reproductive and Urologic Products at the FDA, where the Company awaits a decision from the FDA regarding the indication of treatment of men with secondary hypogonadism wishing to preserve fertility, the indication being pursued with the metabolic division is clear cut. There can be no assurances however, that Phase II data will confirm Androxal’s positive impact on lowering fasting glucose levels previously determined in retrospective analyses of completed trials.

The FDA also requested additional clarification of certain points including a general development plan for the compound. The FDA noted that none of the requests were clinical hold issues.

The Company agreed to increase the size of the study. With the aid of the Company’s consultant, Glenn R. Cunningham MD, Professor, Baylor College of Medicine, Division of Diabetes, Endocrinology & Metabolism, Departments of Medicine & Cellular Biology and the Medical Director, St. Luke’s Episcopal Hospital – Baylor Diabetes Program, the Company believes it has addressed the points for which the FDA requested additional clarity. These points included: exclusion of patients with high hematocrit (common adverse effect associated with testosterone), maintenance of a stable background dose of anti-diabetic agents, measurement of insulin concentrations, continued follow-up with study medication of subjects with fasting blood glucose >240 mg/dl to bolster the safety data base, ensure subjects are properly educated regarding diet and exercise effects on diabetes, reduction of enclomiphene dose if testosterone levels exceed the normal range (common problem with exogenous testosterone). The Agency also asked the Company to provide explicit stopping rules for adverse events that may appear during the trial and asked for a summary of adverse events exhibited to date in studies of Androxal. The most common adverse events for men on Androxal were headaches in 3.6% of men, hot flashes in 2.5% of men and fatigue in 2.5%. No men discontinued the trial due to these adverse events.

With regards to the clinical plan, the Company proposes that the drug be studied per ICH recommendation, which includes: two well designed pivotal studies, 100 subjects dosed for one year, 300-600 subjects dosed for 6 months and 1000-1500 subjects dosed for any duration at any dose. The Company plans to pool the safety data base from the IND for Androxal in the study of secondary hypogonadism in men wishing to preserve fertility with the Type II diabetes program. The frequency and onset of Type II diabetes and secondary hypogonadism have similar demographics based on age and other conditions and the Company believes the two groups are very similar. Twenty percent of the men in the Company’s studies of secondary hypogonadism were also confirmed diabetics.

Previously, in a subset of hypogonadal men with elevated glucose, Androxal showed a statistically and clinically significant reduction in morning fasting glucose levels while elevating testosterone. With roughly 20 subjects per arm, Androxal doses of either 12.5 or 25 mg achieved a median reduction greater than 10 mg/dl of glucose in men with elevated fasting glucose levels. The change from baseline was statistically significant for both groups, p<0.02. By contrast, neither a commercial topical testosterone nor placebo achieved statistically or clinically significant reductions.

Joseph S. Podolski, President and CEO of Repros noted, “We believe the FDA critique of our Phase II protocol is very constructive. We will incorporate their recommendations. If the study is successful, incorporating the FDA’s recommendations will facilitate Phase III studies. In agreement with the FDA we believe the protocol we have designed will determine if there is a clinically significant signal that warrants further development.” He commented that before proceeding with the study the Company must raise additional capital and is currently evaluating several different financing options, in addition to the recently announced ATM financing.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies,  successfully defend itself against the class action complaints,  whether clinical trials of Proellex® may be resumed, whether any safe and effective dose for Proellex can be determined,  and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.